press information

MOOG INC., EAST AURORA, NEW YORK 14052 TEL-716/652-2000 FAX -716/687-4457

release date	Immediate	contact Susan Johnson
March 9, 2005

MOOG ANNOUNCES THREE-FOR-TWO STOCK SPLIT

        Moog Inc. (NYSE:MOG.A and MOG.B) announced today that its Board of Directors has approved a three-for-two split of both its Class A and Class B common shares. The split will take the form of a 50% share distribution payable on April 1, 2005 to shareholders of record on March 18, 2005. As a result of the split, shareholders will receive one additional share of stock for every two shares they hold on the record date.

        The share distribution is intended to make shares more accessible to both institutional and individual shareholders.

        Moog currently has 25.7 million shares of common stock outstanding. The number will increase to approximately 38.6 million shares as a result of the stock split.

        Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog's high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles and automated industrial machinery, and medical equipment.